Exhibit 99.1

COMPETITIVE TECHNOLOGIES, INC. REPORTS
FIRST QUARTER FISCAL 2007 RESULTS

Fairfield, CT (December 14, 2006) - Competitive Technologies, Inc. (AMEX: CTT) today announced a net loss of approximately $1.1 million, or $0.14 per share, for its first quarter ended October 31, 2006. This compares to a net loss of approximately $0.3 million, or $0.04 per share, for the first quarter of the prior fiscal year.

Retained royalties for the quarter ended October 31, 2006, were approximately $0.7 million, a decrease of $0.5 million, compared to approximately $1.2 million of retained royalties for the same quarter in the prior year. Retained royalties in the prior year quarter included $0.2 million of upfront license fees received related to a new homocysteine license granted in a prior year. In addition, royalties from our homocysteine assay technology decreased an additional approximate $0.3 million compared to the same period of last year, due to a decrease in royalties from two of our larger licensees. We currently are pursuing litigation against alleged infringers of our homocysteine assay patent, including Carolina Liquid Chemistries Corporation, Catch, Inc., and the Diazyme Laboratories Division of General Atomics. However, revenues may not be realized for a significant period of time as the enforcement action progresses through the court system.

Total revenues for the quarter ended October 31, 2006, were approximately $0.9 million, compared to approximately $1.4 million in the same period of the prior year. The decrease in total revenues was due to the decrease in retained royalties.

Expenses in total for the quarter ended October 31, 2006 were approximately $2.0 million, compared to approximately $1.7 million in the prior year quarter. Personnel and other direct expenses relating to revenues increased approximately $0.2 million, due to the addition of new business development staff in the prior year to bring in new technologies for licensing. General and administrative expenses for the quarter essentially were flat compared to the same quarter of the prior year. Patent enforcement expenses, net of reimbursements, increased approximately $0.2 million compared to the prior year, principally due to more activity in the current year relating to the arbitration with Palatin Technologies, Inc., and the homocysteine patent infringement litigation described above.

Dr. D. J. Freed, CTT’s President and Chief Executive Officer said, “We expect 2007 to be another year of transition as we focus our efforts on building a pipeline of revenue-producing technologies for the long term. Consequently, our first quarter revenues were as we anticipated. Our focus is on filling and diversifying our pipeline in order to increase recurring revenue and lower our dependence on a single ‘home-run’ technology. As previously communicated during the first quarter, we announced agreements to commercialize products and technologies that include Optical Technology for the LED Lighting Market, a groundbreaking Lupus diagnostic and monitoring technology, and cleansers and skin care products made with green tea extract. Additionally, we formed two strategic industry alliances and broadened our service offerings to include IP Valuation and Market Assessment services, as well as a technology sourcing business. I believe that we are taking the appropriate steps to develop the platform necessary to achieve sustainable growth and profitability, and in turn build shareholder value over time.”

CTT will hold a conference call at 11:00 a.m. EST on December 15, 2006, to discuss results and provide an update on the company’s strategic plans. Investors and others are invited to listen to the broadcast by dialing in at 866-356-4279 (U.S./Canada) or 617-597-5394 (International). The passcode is: 65340535. The call will be web cast live over the Internet at http://www.competitivetech.net in the Investor Relations section. A replay of the call will be available the following day on our website.

About Competitive Technologies, Inc.

Competitive Technologies, established in 1968, is a full service technology transfer and licensing provider, focused on bringing the intellectual property assets of its clients to the marketplace. CTT specializes in identifying, developing and commercializing innovative technologies in a variety of areas, including life and physical sciences, electronics, and nanotechnologies. Through its global distribution platform, CTT maximizes the value of its clients’ intellectual property assets. For more information, please visit: www.competitivetech.net.

Statements about our future expectations, including development and regulatory plans, and all other statements in this press release, other than historical facts, are “forward-looking statements” within the meaning of applicable Federal Securities Laws, and are not guarantees of future performance. If and when used herein, the words “may,” “will,” “should,” “anticipate,” “believe,” “intend,” “plan,” “expect,” “estimate,” “approximate,” and similar expressions, as they relate to us or our business or management, are intended to identify such forward-looking statements. These statements involve risks and uncertainties related to our ability to obtain rights to market technologies, market acceptance of and competition for our licensed technologies, growth strategies and strategic plans, operating performance and financing of our operations, industry trends, and other risks and uncertainties inherent in our business, including those set forth in Item 1A under the caption “Risk Factors,” in our most recent Annual Report on Form 10-K for the year ended July 31, 2006, filed with the Securities and Exchange Commission (“SEC”) on October 30, 2006, and other factors that may be described in our other filings with the SEC, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

COMPETITIVE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except per share amounts)

	1st quarter ended October 31,

	2006	2005

Revenues
Retained royalties	$730	$1,237
Investment income	165	127
Other income	-	2
	895	1,366

Expenses
Personnel and other direct expenses
relating to revenues	1,057	889
General and administrative expenses	744	770
Patent enforcement expenses, net of
reimbursements	216	40
	2,017	1,699

Loss before income taxes	(1,122)	(333)
Benefit for income taxes	-	-
Net loss	$(1,122)	$(333)

Basic and diliuted net loss per common share	$(0.14)	$(0.04)

Basic and diluted weighted average number of common shares outstanding	7,989	7,410

COMPETITIVE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except share amounts)

	October 31,	July 31,
	2006	2006
ASSETS
Current assets:
Cash and cash equivalents	$12,319	$12,909
Receivables	3,689	3,832
Equity securities	387	327
Prepaid expenses and other current assets	314	417
	16,709	17,485

Equity securities	677	499
Prepaid royalties	265	265
Property and equipment, net	314	149
Intangible assets, net	14	19
TOTAL ASSETS	$17,979	$18,417

LIABILITIES AND SHAREHOLDERS' INTEREST
Current liabilities:
Accounts payable	$823	$585
Accrued expenses and other liabilities	3,323	3,378
Total current liabilities	4,146	3,963

Deferred rent	71	-

Commitments and contingencies	-	-

Shareholders' interest:
5% preferred stock, $25 par value, 35,920 shares authorized, 2,427 shares issued and outstanding	61	60
Common stock, $.01 par value, 20,000,000 shares authorized, 8,009,380 and 7,956,534 shares issued, respectively	80	80
Capital in excess of par value	34,223	34,030
Accumulated deficit	(20,544)	(19,421)
Accumulated other comprehensive loss	(58)	(295)
Total shareholders' interest	13,762	14,454

TOTAL LIABILITIES AND SHAREHOLDERS'
INTEREST	$17,979	$18,417